Exhibit 99.1

Finjan Provides Shareholder Update for its Second Quarter of 2017

Company to Host Conference Call August 10, 2017 1:30 PM PT

EAST PALO ALTO, CA -- 08/10/17 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, is providing shareholders with a financial update and key accomplishments for its second quarter and first half ended June 30, 2017.

Financial Highlights for the Second Quarter of 2017

•	Raised $15.3 million in financing through Series A-1 Preferred Share Offering

•	Raised $13.0 million through public offering of 4.1 million common shares

•	Ended the quarter with $39.9 million in cash or approximately $1.72 per share

•	Redeemed and retired remaining $6.6 million or 39,733 shares of original Series A Preferred Shares

•	Revenues of $2.3 million, a net loss from operations of $2.8 million or $0.12 per share

•	Operating expenses increased to approximately $5 million due to upcoming trials

"During the second quarter we accessed the capital markets during a peak in our momentum by raising more than $28 million. We did this through two separate transactions; a Series A-1 Preferred Financing again through Halcyon and Soryn and a common share offering facilitated by B. Riley,” said Phil Hartstein, President and CEO of Finjan Holdings. “As we enter the second half of 2017, there are a number of significant catalysts ahead including multiple litigation and licensing revenue events and the upcoming launch of VitalSecurityTM Gen4 through our subsidiary Finjan Mobile. Time and again, Finjan’s portfolio has been proven durable through several jury verdicts and dozens of administrative challenges. Given these outcomes, we have deepened our relationship with outside counsel as we take a more decisive stance in enforcing Finjan’s patent rights. With a strong balance sheet we continue to execute our strategic objectives while pursuing opportunities to drive future growth.”

IP Licensing and Enforcement:

•	New license and go-to-market mobile partnership with Avira

•	Currently active in more than 30 licensing negotiations, in various stages

•	Initiated patent infringement lawsuit against SonicWall

Enforcement Update and Schedule:
August 2017

•	Fireeye (4:13-cv-03133-SBA) – mediation at JAMS on August 24

•	Cisco (17-cv-00072-BLF) – mediation at JAMs on August 30
September 2017

•	Blue Coat Systems I (5:13-cv-04398-BLF) – CAFC hearing scheduled for September 8

•	ESET (3:16-cv-003731-JD) – Markman hearing scheduled for September 24
October 2017

•	ESET Germany trial date set for October 5, 2017

•	Blue Coat Systems II (5:15-cv-03295-BLF) – Trial date set for October 30
November 2017

•	Blue Coat Systems III (EP 0965094B1 - 4cO57/16) – Germany trial date set for November 27
2018

•	Fireeye – Markman hearing scheduled for January 18

•	Symantec (3:14-cv-02998-HSG) – Trial date set for April 9

Emerging Mobile Security Business:

•	Announced Go-to-Market partnership with Avira

•	Mobile Secure Browser downloads increase to 180,000

•	Launched VitalSecurity Gen3.7 in June featuring tracker and ad-blocking

•	VitalSecurity Gen4.0, a premium offering with a VPN, expected to launch in September

Advisory Services Business:

•	CybeRiskTM continues to establish its advisory services pipeline of engagements

Analyst and Investor Call with Management
A conference call to discuss second quarter of 2017 results is scheduled for 1:30 p.m. Pacific Time on August 10, 2017. Analysts, investors, and other interested parties may access the conference call by dialing 1-855-327-6837. International callers can access the call by dialing 1-631-891-4304. An archived audio replay of the conference call will be available for 2 weeks beginning at 4:30 pm Pacific Time on August 10, 2017 and can be accessed by dialing 1-844-512-2921 and providing access code 10003343. International callers can access the replay by dialing 1-412-317-6671. The call will also be archived on Finjan's investor relations website.

ABOUT FINJAN
Established 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan's inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com. All Finjan regulatory filings are available on the Securities and Exchange Commission (SEC) website at www.sec.gov, and can also be found at ir.finjan.com/all-sec-filings.
Finjan® is the registered trademark of Finjan Holdings, Inc.
Finjan Mobile and VitalSecurity are the trademarks of Finjan Mobile, Inc.
CybeRisk is the trademark of CybeRisk Security Solutions

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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan's expectations and beliefs regarding Finjan's licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from

Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.
Investor Contact:
Vanessa Winter | Finjan Holdings, Inc.
Valter Pinto | KCSA Strategic Communications
(650) 282-3245
investors@finjan.com